SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number                         `33 Act No. 33-361

BALCOR REALTY INVESTORS 86-SERIES I            `34 Act No. 0-15649
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(Exact name of registrant as specified in its charter)

2333 Waukegan Road, Suite 100, Bannockburn, Illinois 60015
(847) 267-1600
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Limited Partnership Interests
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(Title of each class of securities covered by this Form)

None
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(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule 12g-4(a)(1)(i) [X]
Rule 12h-3(b)(1)(i) [ ]
Rule 12g-4(a)(1)(ii)[ ]
Rule 12h-3(b)(1)(ii)[ ]
Rule 12g-4(a)(2)(i) [ ]
Rule 12h-3(b)(2)(i) [ ]
Rule 12g-4(a)(2)(ii)[ ]
Rule 12h-3(b)(2)(ii)[ ]
Rule 15d-6          [ ]

Approximate number of holders of record as of the certificate or notice date:

None
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Pursuant to the requirements of the Securities Exchange Act of 1934, Balcor Realty Investors 86-Series I, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 18, 2000

               Balcor Realty Investors 86-Series I
               An Illinois limited partnership

               By: Balcor Partners-XIX, an
                   Illinois general partnership,
                   its general partner

               By: The Balcor Company, a Delaware Corporation,
                   a partner

               By: /s/Jayne A. Kosik
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                      Jayne A. Kosik

               Its: Senior Managing Director and
                    Chief Financial Officer